EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of September 12, 2008, by and between Information Systems Associates, Inc., a Florida corporation (the “Company”) and all successor corporate entities, and Bespoke Advisory Services LLC, a Florida limited liability company (the “Consultant”).  The Company and the Consultant are hereinafter each referred to as a “Party” and collectively as the “Parties.”

Preamble

WHEREAS, the Consultant is willing to provide the services referred to in paragraph 2 below to the Company for compensation as set forth below in the Agreement; and

WHEREAS, the Company desires to formalize its relationship with Consultant for its assistance.

NOW, THEREFORE, in consideration for the mutual obligations set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Retention.  The Company hereby retains the Consultant as from August 1, 2008 (the “Effective Date”) in order to provide the Company with the services referred to in paragraph 2 below, and Consultant agrees, to provide such services for the term of the Agreement.

2. Consultant’s Services.  Consultant’s services have included and shall include general management assistance in connection with such things as developing and writing business plans; determining future business strategies; recruitment of directors and employees; determining how the Company can best raise funds; and looking for potential mergers and acquisitions.  In addition, the parties may determine and agree on additional services and responsibilities or change the existing services and responsibilities, as they may determine during the terms of this Agreement.

3. Term. The Agreement shall remain in effect for one year from the Effective Date and shall be automatically renew for successive one year period unless either party gives the other written notice of intention not to renew not later than 60 days prior to the end of the term then in effect.  Written notice may contain requested modifications to this Agreement, the written and signed acceptance of which by the notified Party shall result in an amendment and extension of this Agreement without requirement for further action.  Notwithstanding the foregoing, either Party may terminate the Agreement on six months notice; provided that if the Company elects to terminate the Agreement prior to the end of its then current term, the Consultant shall remain entitled to its annual compensation on the terms provided in paragraph 4.

4. Compensation.  The Company shall pay Consultant, at the Company’s option, cash or shares of common stock of the Company that are exempt from registration under the Securities Act of 1933, as amended (the “Act”) and the transferability and resale of which are restricted under the Act equivalent in value (as determined below) to (a) the Annual Rate per annum for services provided from the Effective Date through the first anniversary of the Effective Date, and (b) the Annual Rate per annum for each successive annual term.  As used in this Agreement, the “Annual Rate” shall mean $250,000 per annum for the term commencing August 1, 2008 and ending on July 31, 2009, which amount shall increase by $12,500 per annum for each successive annual term such that, by way of example, for the term commencing August 1, 2009 the Annual Rate shall be $262,500 per annum, and for the term commencing August 1, 2010 the Annual Rate shall be $275,000 per annum.  For the payment due in August 2008 in respect of the first annual term of this Agreement, the number of shares payable to the Consultant shall be based on a price of $0.25 per share.  For subsequent payments, the number of shares payable shall be based on the greater of the Floor Price and the Average Closing Price for the Company’s shares for the 20 trading days preceding the date such payment is due and, if the Company’s common stock is not publicly trading the Average Closing Price and the number of shares payable shall be based on the fair market value of the Company’s common stock as determined by the Company’s Board of Directors.  As used herein, the “Floor Price” shall be equal to the greater of $0.25 per share and the highest price per share obtained by the Company in connection with the issuance and sale of shares of the Company common stock since August 1, 2008, including issuances and sales of common stock upon the conversion or exercise of convertible securities or warrants, options or other securities exercisable for, or exchangeable into, shares of the Company’s common stock.  The price at which shares of the Company’s common stock are sold in transactions other than for cash shall be determined by the Company’s Board of Directors.  The Floor Price shall not be adjusted upward in respect of issuances of common stock that do not result in the Company receiving aggregate consideration in one transaction or a series of related transactions in an amount equal to at least $250,000.  The “Average Closing Price” shall be determined by the average closing bid and ask prices for such date as may be determined by the Company’s Board of Directors.  Except for the payment due for services provided during the year commencing on August 1, 2008, which the Company shall make promptly upon execution of this Agreement, the Company shall pay Consultant annually on August 1 for services provided during the next succeeding term.  The good faith determination of the Company’s Board of Directors of the Floor Price and/or the Average Closing Price shall be binding upon the parties for purposes of this paragraph 4.

In addition to the foregoing payments, the Company shall pay for all pre-approved, verifiable out-of-pocket expenses of Consultant incurred by it in the course of performing services for the Company under this Agreement, including without limitation legal fees and travel costs.  Consultant shall obtain pre-approval from the Company and shall submit its receipts to the Company.  Company shall make reimbursement within 10 days of submission of receipts by Consultant.

5. Options.  The Company shall, within 60 days of the date of this Agreement, issue to Consultant:

a. 1,000,000 (one million) options or warrants to acquire shares of the Company’s common stock with an exercise price of $1.00 per share;

b. 1,000,000 (one million) options or warrants to acquire shares of the Company’s common stock with an exercise price of $2.00 per share;

c. 1,000,000 (one million) options or warrants to acquire shares of the Company’s common stock with an exercise price of $3.00 per share;

d. 1,000,000 (one million) options or warrants to acquire shares of the Company’s common stock with an exercise price of $4.00 per share;

e. 1,000,000 (one million) options or warrants to acquire shares of the Company’s common stock with an exercise price of $5.00 per share.

Such options or warrants (hereinafter referred to as the “Warrants”) shall be exercisable for a period of three years from their exercise date and shall have similar anti dilution adjustments and shall be exercisable on the same terms as the Warrants issued pursuant to the other consulting agreements entered into by the Company with Old Firm Energy Corporation and Green Enterprises SAL in August, 2008.  Consultant understands that the Warrants and the shares issued upon their exercise (the “Shares”) have not been registered pursuant to a registration statement under the Securities Act.

For the avoidance of doubt, Consultant and the Company agree that in the event of a termination of their Agreement prior to the expiration of the three year exercise period for the Warrants specified above, the Warrants shall remain outstanding until the expiration of the exercise period of the Warrants.

6. Investment Intent.  Consultant represents and warrants that:

a. Consultant has acquired the Warrants and Shares to be issued upon exercise of the Warrants for investment purposes without a view to resell or distribute the Shares.

b. Consultant will not effect any sale or other disposition of the Warrants or the Shares except pursuant to an effective registration statement registering the Shares under the Act or pursuant to an available exemption from registration including pursuant to Rule 144 promulgated under the Act.

c. Consultant is an “accredited investor” as that term is defined under Regulation D promulgated under the Act.

Consultant agrees that the Warrants and Shares shall bear a restrictive legend to the effect that transfer is prohibited except in transactions registered under the Act, or pursuant to an available exemption from registration including pursuant to Rule 144 promulgated under the Act.

7. Status.  Consultant is an independent contractor of the Company and this Agreement does not create any employment relationship.  Consultant is an independent business entity and has absolute control over the actual performance and results of its work.  Consultant is not relying on the Company, except to the extent the Companies obligated hereunder.  Consultant acknowledges that neither Consultant nor Consultant’s employees shall be considered under the provisions of this Agreement, or otherwise, as having any employee status with the Company for any reason, including but not limited to, withholding taxes, social security and employment contributions, payroll taxes, workman’s compensation insurance, or as being entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, profit sharing, life insurance or similar or other arrangement.

8. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto.

9. Assignment.  Neither Party may assign this Agreement without the prior written consent of the other.

10. Governing Law; Venue; Jurisdiction. This Agreement has been negotiated and is being contracted for in the State of Florida.  It shall be governed by and interpreted in accordance with the laws of the State of Florida, regardless of any conflict-of-law provision to the contrary.  In any dispute arising out of or connected with this Agreement, each party consents to the exclusive jurisdiction of the courts of the State of Florida or the federal district court for Florida; each party consents to the personal jurisdiction of such courts; and each party waives any objection to personal jurisdiction or venue.

11. Attorney’s Fees.  If any legal action or other proceeding (including but not limited to binding  arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the  provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney’s fees (including for appeals and collection  and including the actual cost of in-house counsel, if any) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

12. Authority.  The representatives of each Party executing this Agreement are duly authorized to do so, and each party has taken all action required for valid execution.

13. Notices.  Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, or by express mail service substantially equivalent to Federal Express, addressed as follows:

To Consultant: Bespoke Advisory Services, LLC
3339 Virginia St. PH 20
Coconut Grove, FL 33133
Telephone: 786.319.4450

To Company: Information Systems Associates, Inc.
1151 SW 30th Street, Suite E
Palm City, Florida 34990
Telephone: 772.403.2992 Ext. 11

14. Severability.  If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

15. Counterparts and Facsimile.  This Agreement may be executed in any number of identical counterparts, each of which may be deemed an original for all purposes.  A fax, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

16. Benefit of Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, jointly and severally, their successors, assigns, personal representatives, estate, heirs and legatees.

17. Captions.  The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

18. Number and Gender.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

19. Further Assurances.  The Parties hereby agree to act, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, he required herein to effect the intent and purpose of this Agreement.

20. Construction.  The language in this Agreement is a product of negotiations and shall be construed as a whole according to its fair meaning, without implying a presumption that its terms shall be more strictly construed against either party as drafter of the document.

21. Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS AGREEMENT TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO.

IN WITNESS WHEREOF, the parties have executed this agreement below as of the date first set forth above.

Bespoke Advisory Services, LLC	Information Systems Associates, Inc.

   /s/ William Gerhauser                                            By:   /s/ Joseph Coschera
William Gerhauser, Managing Member                          Joseph Coschera, President